Exhibit 10.2

October 8, 2010

Andrew Sherman

Dear Andrew,

It is my distinct pleasure to confirm to you our offer to join Dolby Laboratories, Inc. (“Dolby”) as

Executive Vice President and General Counsel, reporting to me. Your annualized starting base salary will be $380,000.00, payable bi-weekly (in accordance with our 9/80 work schedule) and subject to applicable tax withholdings. Your first day of employment will be January 15, 2011.

Subject to the commencement of your employment, you will be granted, effective January 18, 2011, a one-time new hire stock option and restricted stock unit (RSU) award under the Dolby Laboratories, Inc. 2005 Stock Plan (the “Plan”) as follows: (i) an option to purchase 69,000 shares of Dolby’s Class A common stock and (ii) a grant of 17,400 restricted stock units. The options will have an exercise price equal to the fair market value of the Class A common stock as of the close of the market on January 18, 2011. The options and RSUs are also subject to the standard terms and conditions of the Plan and the execution of the award agreement.

You are eligible to participate in the Executive Dolby Annual Incentive Plan (“EDAIP”) for the fiscal year ending September 2011, subject to the adoption of the EDAIP by the Compensation Committee of Dolby’s Board of Directors. When the EDAIP is adopted, you will be eligible to receive an EDAIP target award of sixty five percent (65%) of your annual base salary at the end of the fiscal year. This target award is based on the successful completion of company performance objectives and your individual performance. Subject to your continued employment with Dolby, your first incentive target payout (if any) of the EDAIP would be in December 2011 for the fiscal year ended September 2011, prorated to your date of hire.

Performance and Development Evaluations are completed annually by December. You will first be eligible for a merit increase in January 2011 after your focal review.

As a full-time employee of Dolby, you will be eligible to participate in our comprehensive benefits package. As part of your benefits package, you will initially accrue Personal Time Off (PTO) at a rate of 4.62 hours per full pay period (120 hours per year). Additionally, you will receive 40 hours per year, up to a maximum of 120 hours, in a Reserve Illness Account (RIA) on each January 1st (a pro-rated number of hours will be added for calendar 2011 upon hire). You will also be eligible for Dolby’s designated paid holidays. You will be eligible to enroll in Dolby’s health plan(s) on the first day of your employment. In addition to Dolby’s health plan(s) benefits, you will also be eligible to participate in our 401(k) Plan (the “Dolby Laboratories, Inc. Retirement Plan”) as soon as administratively feasible. Enclosed with this letter is our general benefits information packet but more specific plan information will be reviewed with you during the orientation on your first day of employment.

The employment relationship between you and Dolby is one of employment “at-will” with either party having the right to terminate the relationship at any time, with or without cause. Our employment at-will relationship can only be modified by a written agreement signed by me.

By signing this offer of employment as set forth below you acknowledge that this offer of employment is contingent upon the satisfaction of the following conditions:

1.	That you execute a Confidential Information and Invention Assignment Agreement upon acceptance of our offer of employment (please bring an executed copy of the enclosed Agreement with you on your first day of employment).

2.	That you sign and return the Acknowledgement of Receipt of Code of Business Conduct and Ethics policy.

3.	That you sign and return the Acknowledgement and Agreement Regarding Dolby Laboratories, Inc. Policy Regarding Reporting of Financial and Accounting Concerns.

4.	That you produce documentation that verifies your eligibility to be legally employed in the United States. This documentation generally consists of any combination of documents listed on the enclosed Employment Eligibility Verification (I-9) Form. This documentation must be presented to us on your first working day.

5.	That you complete, sign and return an Executive Officer Candidate Questionnaire, which has responses satisfactory to Dolby.

6.	That a background check is completed to Dolby’s satisfaction.

Please note that this offer letter will become effective and binding only upon approval of the terms of this offer letter by Dolby’s Board of Directors on or before its next regular scheduled meeting.

This offer of employment supersedes all prior offers, both verbal and written and is the complete understanding of our offer of employment to you. To acknowledge your acceptance, please sign below and fax the document in its entirety to my attention at 415.357.7521 no later than 5 p.m. (PST) on Friday, October 15. In addition, please bring this original, signed letter to your first day’s orientation with the signed Confidential Information and Invention Assignment Agreement and retain the other original for your records.

We feel that you can make a significant contribution to the growth and future of Dolby and we look forward to welcoming you to our team!

Sincerely,

/s/ Kevin Yeaman /AD

Kevin Yeaman

President and Chief Executive Officer

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I have read, understand, and accept the offer of employment as stated above:

/s/ Andrew Sherman	October 19, 2010
Andrew Sherman	Date